Exhibit 10.2

Mr.
Nicola Junior Vitto

Milan, 18/12/2019

Further to our verbal agreements, and in accordance with Legislative Decree no. 152 of 26 May 1997, we confirm your employment with our Company and inform you of the terms and conditions that regulate your employment relationship with us:

1. Employer

For all contractual purposes, the employer is KALEYRA SPA with registered office in Via Marco D’Aviano 2, 20131 Milan (MI), tax code 12716960153 (hereinafter also “Kaleyra”).

2. Worker

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3. Place of employment

Your place of work pursuant to your employment contract will be at our head office in Via Marco D’Aviano 2, 20131 Milan (MI), which will be where your job duties are to be carried out. This shall be deemed to be the place of work for the purposes of the rules on business trips and transfers.

Your work activities may also be carried out at locations that are different from the place of recruitment, if company needs so demand, according to the terms and procedures envisaged by applicable rules and by the National Collective Labour Agreement (CCNL), and you hereby declare your availability for this purpose.

4. Commencement and term of the employment relationship

The employment relationship will commence on 16 January 2020 (“Start Date”) and will be for an indefinite period.

5. Probationary period

It is agreed that no probationary period will apply.

www.kaleyra.com	1/6

[Kaleyra’s headed paper]	[signed]

6. Work category and job duties

You will be categorised as a Manager under the single classification of the National Collective Labour Agreement (CCNL) applicable to managers of commercial companies: distribution and services, with the job description of Chief Business Officer. You acknowledge that you could be assigned job duties that are different from those currently performed, but at the same level and official work category pursuant to Article 2103 of the Italian Civil Code.

7. Remunerations terms and conditions

As consideration for your services, you will be paid a gross annual remuneration of 180,000.00 euros (including the supplement to minimum pay) in 14 monthly instalments, plus a variable component equal to 50% of your gross annual remuneration linked to the achievement of individual targets - agreed with your manager - as well as company targets. If on or before the date on which the bonus is due to be paid, the employment relationship is terminated or either party has given notice of termination of employment, you will not be entitled to receive any bonus.

You will also be paid a 60,000.00 euro incentive as “Entry Bonus”. This sum will be paid in two instalments at the end of the first and third month of work. The Entry Bonus is paid on a one-off basis and, as such, it is separate from the overall remuneration for your services. As such, it is subject to the condition of termination of employment with Kaleyra in the event of voluntary resignation or dismissal for cause, before the eighteenth month from the Start Date.

The supplement to minimum pay and any subsequent salary increase that our Company may grant you, represent a unilateral advance payment of increases, including future increases, deriving from laws, the National Collective Labour Agreement and supplementary company agreements, with our right to proceed with their absorption up to the same amount. With your consent, this provision may be subject to specific agreement for a possible future reduction.

If Kaleyra establishes a new employee incentive plan by granting shares in the company (“RSU” or “Restricted Stock Units”), the right to participate in the said plan shall be reserved for you in accordance with the regulations governing its operation.

Your gross annual remuneration will be revalued by at least 20% in the next two tax years compared to the previous year.

8. Holiday leave

Holiday leave due to you on an annual basis is determined in accordance with the current National Collective Labour Agreement (CCNL).

9. Type of employment relationship and working hours

In view of your particular position, duties and responsibilities within the company organisation, your work performance is not quantifiable though it tends to be connected in general, albeit with wide discretion, to the working hours of the operational unit to which you are assigned.

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[Kaleyra’s headed paper]	[signed]

10. Prior notice

If the employment relationship is terminated, the prior notice provisions of the applicable National Collective Labour Agreement for managers of commercial companies: distribution and services shall be applicable.

11. Disciplinary Sanctions

In relation to the disciplinary sanctions associated with the rules of conduct indicated in the aforementioned National Collective Labour Agreement (CCNL), the worker and the employer agree to specifically and exclusively reference the provisions of Legislative Decree no. 23 of 4 March 2015 on the subject of disciplinary dismissal, which regulate the so-called “progressive-protection” employment contract.

Please find enclosed an abstract of the current National Collective Labour Agreement with the corresponding rules of conduct.

You also undertake to comply with the company regulation, and also with internal provisions and practices adopted in the Company. You will be deemed to know and accept company practices if you have raised no objections in writing by the end of the probationary period.

12. Notice on the use of work tools

Please note that, pursuant to Article 4 of Law No. 300 of 20 May 1970, the tools you utilise to perform your job duties, and those utilised to record your work access and attendance, may be freely used by the Company for any purpose associated with your work activities. Therefore, any use for private and/or personal purposes is excluded.

13. Good faith and confidentiality obligations

You undertake:

a)

to keep strictly confidential in relation to any person, both during and after the termination of the employment relationship with our Company, any data or information that you acquire/receive in the course of your job duties, including regulations, work standards, studies, research, accounting data, technical data, commercial data and economic and financial data; not to take copies or make summaries of such information or of other documents pertaining to our Company and not to use these items for your personal benefit or that of third parties and not or allow others to use them, otherwise you agree to fully compensate us for any loss that we incur, without prejudice to your liability in any future criminal proceedings;

b)

not to attempt to favour or to favourably influence the purchase of our products or services nor to obtain special favours, by means of payments, monetary or other donations or gifts or other benefits to customers, public employees, political parties, etc;

c)

not to accept, on any basis, payments, loans, compensation, gifts, services, trips or other benefits from our suppliers, customers, commercial persons and/or organisations that are engaged or seek to engage in business dealings with our Company;

d)

to comply with company rules and provisions and to ensure strict compliance with the laws, provisions and regulations of public authorities, particularly in relation to the provisions of Legislative Decree 231/2001 on the administrative liability of entities.

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[Kaleyra’s headed paper]	[signed]

14. Supplementary pension scheme and severance pay

For the purposes of allocating severance pay, we enclose an information note pursuant to Article 8(8) of Legislative Decree no. 252 of 5 December 2005 with the relevant forms (severance pay designation form to be compiled and signed by the deadlines provided therein).

15. Final clause and reference to applicable legislative and contractual provisions

For all matters not specifically referenced in this contract, the employment relationship shall be governed by applicable rules of law, including Legislative Decree no. 23 of 4 March 2015, and, subordinately, by the provisions of the National Collective Labour Agreement (CCNL) applied.

Please return a copy of this letter (six pages) to us, duly signed, for full acceptance of the conditions set out therein, and as confirmation that you have read the information therein and have received a copy hereof on this day.

16. Annexes

1.	Summary of regulatory rules of the National Collective Labour Agreement (CCNL);

2.	Severance pay information;

3.	Severance pay designation form;

4.	Additional severance pay allowances form;

5.	Credit statement under Art. 13(1 bis), TUIR;

6.	Tax deductions form;

7.	Form for self-certification in lieu of affidavit.

With our best wishes.	Signed by:
CALOGERO DARIO LEOPOLDO OME
Reason:
Approval
Signed for acceptance
Nicola Junior Vitto	Date: 14/01/2020 12:10:09
[signed]

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[Kaleyra’s headed paper]	[signed]

For acknowledgement and acceptance, in accordance with Article 1341(2) of the Italian Civil Code, you declare that you accept and specifically approve the following articles:

3. Place of employment; 4. Commencement and term of the employment relationship; 5. Probationary period; 6. Work category and job duties (particularly assignment to different and/or lower job duties; 7. Remunerations terms and conditions (particularly the supplement to minimum pay); 9. Type of relationship and working hours; 11. Disciplinary Sanctions; 12. Notice on the use of work tools; 13. Good faith and confidentiality obligations; 15. Final clause and reference to applicable legislative and contractual provisions.

Nicola Junior Vitto

[signed]

Privacy Policy

Legislative Decree no. 196 of 30 June 2003; EU Regulation no. 679/2016

Pursuant to current domestic and EU legislation, the employer, as the “controller” of personal data processing, is obliged to provide certain information concerning the use of the data you provide when entering into the employment relationship.

This privacy notice thus concerns the processing of personal data that you have already provided or may be asked to provide for the purposes of managing the employment relationship. Please be informed that current rules provide for the protection of natural and legal persons with regard to the processing of personal data, permitting the processing of data that are required in order to fulfil legal or contractual obligations arising from the employment relationship and essential for that purpose.

The processing of your personal data, subject to the aforementioned limits, will honour the principles of correctness, lawfulness, transparency and protection of your privacy, confidentiality and rights.

The legislation provides special rules for the processing of the following categories of data: “identification data”: personal data that enable the data subject to be directly identified “sensitive data”: personal data revealing racial or ethnic origin, religious, philosophical or other beliefs, political opinions, membership of parties, trade unions or religious, philosophical, political or trade union associations or organisations, and revealing health-related data and sex life or sexual orientation;    “judicial data”: personal data disclosing the judicial rulings and other provisions indicated in Article 3(1) of Presidential Decree no. 313 of 14 November 2002, involving the registration (with the Criminal Records Office) of administrative sanctions based on criminal offences and of associated proceedings pending or of one’s status as defendant or investigated pursuant to Articles 60 and 61 of the Code of Criminal Procedure.

The data which you provide will be processed in order to manage the employment relationship and will be retained for 10 years, or for such time required in order to fulfil the relevant legal or regulatory obligations, also in relation to the administrative and tax authorities.

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[Kaleyra’s headed paper]	[signed]

The data processing will be carried out as provided for by internal Rules. These Rules provide that the information collected must be kept in closed cabinets, and any electronically stored data shall be accessible only by the Data Controller and Data Processor from their own computer terminals, where the data should also be stored, using personal passwords and other data encryption systems.

The provision of data is mandatory and essential in order to properly manage the employment relationship, and a refusal to provide such data could make it difficult to properly implement the activities associated with such compliance obligations. Personal data will not be communicated to other parties unless said parties - duly appointed by the undersigned Data Controller - need to access such data in order to fulfil obligations related to the management of the employment relationship, nor will personal data be disseminated save insofar as strictly necessary in order to manage the said relationship.

We also wish to inform you that the data processing may also involve personal data categorised as “sensitive” data, insofar as strictly necessary in order to manage the employment relationship. Data processing operations will be carried out subject to and as indicated by the General Authorisations of the Italian Data Protection Authority, which are periodically updated, and subject to EU rules in force.

Personal data will not be disclosed to other parties nor will they be disseminated, save insofar as strictly necessary in order to manage the employment relationship and within the limits thereof.

The Data Controller and Data Supervisor for personal data processed is Kaleyra S.p.A. represented by its legal representative pro tempore.

Kaleyra has appointed Mr. Marco Maglio as Data Protection Officer, who may be reached at the following email address: dpo@kaleyra.com

[signed]

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[Kaleyra’s headed paper]	[signed]